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                                                                     EXHIBIT 8.1


                                November __, 2000




Shamrock Logistics, L.P.
6000 North Loop 1604 West
San Antonio, Texas 78249-1112


         RE:  SHAMROCK LOGISTICS, L.P.; REGISTRATION STATEMENT ON FORM S-1

Ladies and Gentlemen:

                  We have acted as special counsel in connection with the Registration Statement on Form S-1, Registration No. 333-43668 (the "Registration Statement") of Shamrock Logistics, L.P. (the "Partnership"), relating to the registration of the offering and sale (the "Offering") of 4,000,000 common units (4,600,000 common units if the underwriters' over-allotment option is exercised in full) representing limited partner interests in the Partnership (the "Common Units"). In connection therewith, we prepared the discussion set forth under the caption "Tax Considerations" (the "Discussion") in the Registration Statement. Capitalized terms used and not otherwise defined herein are used as defined in the Registration Statement.

                  The Discussion, subject to the qualifications stated therein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of Common Units pursuant to the Offering.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Discussion. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.


                                               Very truly yours,


                                               Andrews & Kurth L.L.P.